Exhibit 99.1

NEWS RELEASE

Comstock Homebuilding Returns to Profitability in 3rd Quarter, Reports Net Income of $2.3 Million for Three Months Ended September 30, 2009

RESTON, VA, November 9, 2009 (MARKET WIRE via COMTEX News Network) — Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock or the “Company”) today announced third quarter earnings for the three months ended September 30, 2009 of $0.13 per share (basic and diluted) on total revenue of $12.6 million.

Highlights of Financial Results for the three months ended September 30, 2009:

•	The Company generated earnings per share for the quarter of $0.13 on 17.6 million shares outstanding on both a basic and diluted basis.

•	The Company generated net income for the quarter of $2.3 million, as compared to a net loss of $(2.2) million for the three months ended September 30, 2008.

•	Stockholders’ equity increased to $2.6 million at September 30, 2009.

•

Total revenue for the quarter was $12.6 million with $11.2 million of revenue derived from homebuilding, as compared to total revenue of $13.1 million for the three months ended September 30, 2008 with $12.3 million of revenue derived from homebuilding.

The Company delivered 40 units in the quarter at an average revenue per unit of approximately $281,000 as compared to 44 units at an average revenue per unit of $279,000 during the three months ended September 30, 2008. “We continue to be focused on taking the steps necessary to return Comstock to profitability on a regular basis” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “While we still have work to do, the results in the third quarter are the result of the effort we began some 2 years ago to weather the economic storm affecting our industry and to position our company to rebuild value for our shareholders. We are cautiously optimistic that the cycle has bottomed and that conditions will continue to show signs of improvement in the coming quarters.”

The Company will file a Form 10-Q for the third quarter on November 13, 2009 and will release financial results for the three and nine months ended September 30, 2009 at that time.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on a variety of for-sale residential products. The company currently actively markets its products under the Comstock Homes brand in the Washington, D.C. and Raleigh, N.C. metropolitan areas. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

	Three Months Ended September 30,
	2009	2008
Revenues
Revenue - homebuilding	$11,224	$12,270

Revenue - other	1,399	803

Total revenue	12,624	13,073

Expenses
Cost of sales - homebuilding	10,484	10,968
Cost of sales - other	1,216	71
Impairments and write-offs	—	2
Selling, general and administrative	1,126	4,495
Interest, real estate taxes and indirect costs related to inactive projects	454	2,199

Operating loss	(658)	(4,663)

Gain on troubled debt restructuring	(2,803)	(1,194)
Other (income) loss, net	(134)	(1,268)

Total pre tax (loss) income	2,279	(2,201)
Income taxes expense	—	5

Net (loss) income	2,279	(2,206)
Net (loss) income attributable to noncontrolling interest	—	(4)

Net (loss) income attributable to Comstock Homebuilding Companies, Inc	2,279	(2,202)

Basic (loss) income per share	$0.13	$(0.13)

Basic weighted average shares outstanding	17,618	17,475

Diluted (loss) income per share	$0.13	$(0.13)

Diluted weighted average shares outstanding	17,618	17,475

Contact:

Jeff Dauer

703.883.1700

SOURCE: Comstock Homebuilding Companies, Inc.